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Exhibit 99.1

CITY NATIONAL CORPORATION

Moderator: Russell Goldsmith
January 31, 2003

Russell Goldsmith: Good morning. This is Russell Goldsmith.

    This morning, as you undoubtedly have seen from the release on the wire, we are pleased to announce that we have entered into a definitive agreement to purchase Convergent Capital Management, a Chicago-based company that over the past eight years has established majority ownership interests in eight asset management firms and minority interests in two others.

    We are very pleased that we've reached this agreement with Convergent and very optimistic about the opportunity that this represents. This is not just one step but really multiple steps for us at this one time as we continue to fulfill our commitment to expand the asset management resources at City National Corporation.

    This acquisition is consistent with City National's overall strategy for growth and our strategy for growing noninterest income, and it meets the standards that we've set out before with fit, focus and price criteria, whether in banks or asset management acquisitions.

    As you may know, we acquired an external asset management firm, Reed, Conner and Birdwell, a little over two years ago, allowing it to function under its own brand name as an independent manager. The strategy of Convergent Capital Management has been remarkably similar, but it has been able to build up a larger collection—a more diversified collection—of affiliated asset management firms. And so in this way we're able to do in one transaction what might have taken us a number of years to do in a series of transactions, very reminiscent of what Convergent has done over these past eight years.

    The addition of Convergent will obviously contribute to the growth in our revenue and the diversification of our noninterest income, taking the ratio of noninterest income at City National up from about 22% of total revenue to about 25%. In addition this acquisition will nearly double City National's assets under management to just under $14 billion.

    Third, this acquisition facilitates the further growth of our asset management business by bringing a very talented management team to City National. CCM and its CEO, Rick Adler, and its Chief Operating Officer, Jon Hunt, will be joining us and have entered into long-term employment contracts. They have assembled and managed an effective platform to select, acquire, foster and hold successfully this diverse collection of strong, effectively independent asset management firms and we look forward to working with them to foster the further growth of CCM and its affiliates.

    We also gained through CCM relationships with the firms and the talented investment professionals who run them, and we're very pleased about that as well.

    As you may know we recently asked Vern Kozlen, who had run City National Investments for about seven years, to take on the duties of Director of Asset Management Development instead of his duties at CNI. This gives us a proven executive at City National who can take responsibility and will oversee our relationship with CCM.

    We think this is an opportunity that fits with our stated goals and that the timing will work out well. Even in what has been a challenging market environment, CCM has performed well, growing revenues at a compound annual rate of about 19% from 1997 through 2002. Clearly if and when the financial markets improve there will be further opportunity, we believe, for growth.

    CCM is also well diversified, which we think helps reduce risk. Rather than simply buying one firm with over $6 billion in assets under management, the diverse collection of affiliated managers, clients, management teams, geography, investment styles, marketing approaches and distribution channels, we think cushions any downside that might occur in the future and creates a number of opportunities for upside.

    In addition, we believe that, to some degree, City National's capabilities, resources and management will be able to enhance what CCM can do to further support and grow their investment management firms and their investment management business.

    We also think that our track record and success with Reed, Conner and Birdwell, which I mentioned earlier, gives us a history of working with external asset management firms in a way that successfully maintains their investment independence and fosters their ability to grow.

    Today City National has assets under management or administration of $19.5 billion. We will continue our commitment to our internal and very successful trust and investment divisions, City National Investments, City National Asset Management, run by Shelley Thompson, and we will continue to give that the resources that it has been given and will require in the future to continue to grow.

    But we see these external asset management firms as being a very logical and complementary additional set of capabilities, both to grow our wealth management business and over time to offer our clients additional wealth management opportunities.

    We're looking for this transaction to close in the second quarter, and are looking forward to Convergent's management and their affiliates joining with City National in this way. We think putting Convergent and City National together will be good for the clients and colleagues of both firms and will build further value for City National's shareholders.

    Thank you very much.

Forward-Looking Statements

Except for historical information, all other information in this message consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, (i) statements about the benefits of the acquisition, including future financial and operating results, cost savings, enhancements to revenue and accretion to reported earnings that may be realized from the acquisition; (ii) statements about City National's plans, objectives, expectations and intentions and other statements that are not historical facts; and (iii) other statements identified by words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates" or words of similar meaning. These forward-looking statements are based upon the current beliefs and expectations of City National's management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. There are a variety of conditions and risk factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in City National's reports (such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed with the Securities and Exchange Commission and available at the SEC's Internet site at http://www.sec.gov. All written and oral forward-looking statements contained in this message concerning the proposed transaction or other matters attributable to City National, or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements above. City National does not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statements are made.

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  Exhibit 99.1
CITY NATIONAL CORPORATION Moderator: Russell Goldsmith January 31, 2003